Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Results of Annual Shareholder Meeting;

Discusses 2014 and 2015 Highlights and Strategic Objectives

Virginia Beach, VA – June 5, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced the results of its 2015 Annual Meeting of Shareholders, held on June 4, 2015 in Virginia Beach, Virginia.

Shareholders approved a number of measures at the meeting, including:

•	The conversion of the Company’s Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock and the issuance of the Company’s common stock upon such conversion;

•	The election for one-year terms of all those parties nominated to the Board of Directors, including: Jon S. Wheeler, Christopher J. Ettel, David Kelly, William W. King, Kurt R. Harrington, Carl B. McGowan, Jr., Ann L. McKinney, and Jeffrey M. Zwerdling;

•	The ratification of the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

•	The approval of the Company’s 2015 Long-Term Incentive Plan.

2014 Highlights

During the meeting, Wheeler’s Chairman and Chief Executive Officer, Mr. Jon S. Wheeler, noted the Company’s growth during 2014. “Since our IPO in 2012, Wheeler has focused on acquiring retail focused properties in our targeted secondary and tertiary markets at favorable prices that we expect to immediately add to the Company’s gross revenues. Our experience has shown that these markets typically are less impacted by fluctuations in the economy as most of the tenants focus on ‘necessity-based’ products or services. In 2014, Wheeler increased its gross leasable area by over 620,000 square feet. We also focused on streamlining our operations to both properly manage this growth while simultaneously building the foundation for profits in the future. We launched a regional office in South Carolina and internalized our operating entities, which has helped to improve our tenant service in a cost-effective manner. It was a milestone year of expansion, and we believe the Company emerged stronger than at any point in our history.”

2015 Strategy

Mr. Wheeler continued, “Presently, we are managing a current portfolio of 42 properties with approximately 2.4 million square feet of Gross Leasable Area. Nearly 90% of these properties are anchored or shadow-anchored by a grocery store, with occupancy rates averaging approximately 95% since our IPO. Going forward, we understand the need to build sufficient scale, increase net operating income, and ultimately achieve increased levels of profitability. In March, we successfully raised $90 million in gross proceeds from our private placement transaction, and the proceeds raised have allowed us to close three acquisitions. In addition, we are either under contract or letter of

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intent on another ten properties. We are specifically targeting the acquisition of properties that meet our criteria of service oriented retail in secondary and tertiary markets that we believe will add incremental and immediate value to the trust.”

Mr. Wheeler concluded, “We thank each of our shareholders for their participation in the Annual Meeting and always welcome additional feedback. We will continue to leverage our excellent leasing, property management and development expertise to grow the size of the Company in a sustainable fashion while generating returns for our shareholders.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement

The Company considers portions of the information in this press release relating to its business operations, benefits from the acquisition of properties, acquisition strategy and its target markets to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements the anticipated implementation of the Company’s acquisition strategy and the future generation of value to the Company from the acquisition of service oriented retail properties in secondary and tertiary markets are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088		(212)836-9615
robin@whlr.us		tdowns@equityny.com

Laura Nguyen		Adam Prior
Director of Capital Markets		Senior Vice-President
(757) 627-9088		(212)836-9606
lnguyen@whlr.us		aprior@equityny.com